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                                                                    EXHIBIT 22.1

                    BROCKWAY STANDARD HOLDINGS CORPORATION

                      1996 ANNUAL MEETING OF STOCKHOLDERS

                CERTIFICATE AND REPORT OF INSPECTOR OF ELECTION
                -----------------------------------------------


     The undersigned, the duly appointed Inspector of Election at the Annual Meeting of Stockholders (the "Annual Meeting") of Brockway Standard Holdings Corporation, a Delaware corporation (the "Company"), held on February 23, 1996, pursuant to Section 231 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that the following is an accurate report of the votes of the stockholders of the Company at the Annual Meeting:

     (1) The number of shares of Common Stock of the Company issued and outstanding and entitled to vote on matters submitted at the Annual Meeting to the holders of Common Stock was 6,318,310.

     (2) There were present at the Annual Meeting, in person or by proxy, holders of 4,027,970 shares of Common Stock, which is 63.8% of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting and which constituted a quorum for purposes of voting on each of the matters submitted to the stockholders for their vote.

     (3) I tabulated the votes with respect to the election of the director, and John W. Puth received 4,026,220 votes.

     (4) John W. Puth received a plurality of the votes cast by the holders of the Common Stock and I hereby declare and certify to the Secretary of the
Company that John W. Puth has been duly elected as a director of the Company.
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     (5) I tabulated the votes with respect to the resolution regarding adoption of the Restated Certificate of Incorporation of Brockway Standard Holdings Corporation and such proposal received the number of votes set forth below:

                    Number of Votes
                    ---------------

     For              3,987,220
     Against              4,750
     Abstain             36,000

Since a majority of the outstanding shares of the Common Stock were voted for adoption, I hereby declare and certify to the Secretary of the Company that such resolution has been adopted by the stockholders of the Company.

     (6) I tabulated the votes with respect to the resolution regarding ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the fiscal year ending September 29, 1996 and such proposal received the number of votes set forth below:

                    Number of Votes
                    ---------------

     For              4,026,125
     Against                845
     Abstain              1,000

Since a majority of the votes cast by the holders of the Common Stock present and voting at the meeting were votes for approval, I hereby declare and certify to the Secretary of the Company that such resolution has been approved by the stockholders of the Company.

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  IN WITNESS WHEREOF, I have executed this Certificate the 23d day of February,
1996.


                                     By:  /s/ Wendy Ryter Gimbel
                                          ------------------------------
                                     Print: Wendy Ryter Gimbel
                                            on behalf of Harris Trust and
                                            Savings Bank

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